EXHIBIT 99.2b

Exhibit B

Joint Filing Agreement

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other of a statement on Schedule 13D (including all amendments thereto) (the “Statement”) with respect to the common stock, par value RUR 0.10, of Mobile TeleSystems OJSC, and further agree that this Joint Filing Agreement be included as an exhibit to such Statement.  In evidence whereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of this 24th day of March, 2003.

T-MOBILE INTERNATIONAL AG & CO KG

By:	/s/ Uli Kühbacher
Name: Uli Kühbacher
Title: Holder of Power of Prokuration

By:	/s/ Wolfgang Kniese
Name: Wolfgang Kniese
Title: Holder of Power of Prokuration

DEUTSCHE TELEKOM AG

By:	/s/ Kevin Copp
Name: Kevin Copp
Title: Legal Counsel

By:	/s/ Martin-E. Auer
Name: Martin-E. Auer
Title: Legal Counsel

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